Exhibit 99.1

Targa Resources Partners LP and Targa Resources Corp. Report

First Quarter 2015 Financial Results

HOUSTON – May 5, 2015 - Targa Resources Partners LP (NYSE: NGLS) (“Targa Resources Partners” or the “Partnership”) and Targa Resources Corp. (NYSE: TRGP) (“TRC” or the “Company”) today reported first quarter results.

Targa Resources Partners – First Quarter 2015 Financial Results

First quarter 2015 net income attributable to Targa Resources Partners was $71.6 million compared to $122.4 million for the first quarter of 2014. Net income per diluted limited partner unit was $0.21 in the first quarter of 2015 compared to $0.78 for the first quarter of 2014. The Partnership reported earnings before interest, income taxes, depreciation and amortization and other non-cash items (“Adjusted EBITDA”) of $257.9 million for the first quarter of 2015 compared to $234.2 million for the first quarter of 2014. The Partnership’s distributable cash flow for the first quarter of 2015 was $190.9 million (see the section of this release entitled “Targa Resources Partners - Non-GAAP Financial Measures” for a discussion of Adjusted EBITDA, gross margin, operating margin and distributable cash flow, and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”)).

The Partnership’s pro forma first quarter 2015 distributable cash flow, including the full contribution in the quarter from its merger with Atlas Pipeline Partners L.P., was $227.7 million which corresponds to pro forma distribution coverage of approximately 1.2 times the $193.9 million in total distributions to be paid on May 15, 2015.

“Targa’s strong performance in the first quarter of 2015 was evidenced by increased EBITDA and the successful completion of our mergers with Atlas. The combination of the diversity of our asset footprint and increasing margin from fee-based operations means we are well-positioned in an uncertain environment to deliver on our 2015 distribution and dividend growth expectations,” said Joe Bob Perkins, Chief Executive Officer of the general partner of the Partnership and of the Company.

On April 21, 2015, the Partnership announced a cash distribution for the first quarter 2015 of $0.8200 per common unit, or $3.28 per unit on an annualized basis, representing an increase of approximately 1% over the distribution for the fourth quarter 2014 and 8% over the distribution for the first quarter 2014. The cash distribution will be paid on May 15, 2015 on all outstanding common units to holders of record as of the close of business on May 4, 2015. The total distribution paid will be $193.9 million, with $134.9 million to the Partnership’s third-party limited partners and $59.0 million to TRC for its ownership of common units, incentive distribution rights (“IDRs”) and its 2% general partner interest in the Partnership.

Targa Resources Corp. – First Quarter 2015 Financial Results

TRC reported net income available to common shareholders of $3.2 million for the first quarter 2015 compared to $19.6 million for the first quarter 2014. The net income per diluted common share was $0.07 in the first quarter of 2015 compared to net income per diluted common share of $0.47 for the first quarter of 2014.

The Company, which as of March 31, 2015 owned a 2% general partner interest in the Partnership (held through its 100% ownership interest in the general partner of the Partnership), all of the IDRs and 16,309,594 common units of the Partnership, presents its results consolidated with those of the Partnership.

First quarter 2015 distributions to be paid on May 15, 2015 by the Partnership to the Company will be $59.0 million, with $13.4 million, $41.7 million and $3.9 million paid with respect to common units, IDRs and general partner interests, respectively.

On April 21, 2015, TRC declared a quarterly dividend of $0.8300 per share of its common stock for the three months ended March 31, 2015, or $3.32 per share on an annualized basis, representing increases of approximately 7% over the previous quarter’s dividend and 28% over the dividend for the first quarter of 2014. Total cash dividends of approximately $46.4 million will be paid May 18, 2015 on all outstanding common shares to holders of record as of the close of business on May 4, 2015.

The Company’s distributable cash flow for the first quarter 2015 was $52.3 million compared to $46.6 million in total declared dividends for the quarter (see the section of this release entitled “Targa Resources Corp. - Non-GAAP Financial Measures” for a discussion of distributable cash flow and reconciliations of this measure to its most directly comparable financial measure calculated and presented in accordance with GAAP).

Atlas Mergers

On February 27, 2015, (i) TRC completed the previously announced transactions contemplated by the Agreement and Plan of Merger, dated as of October 13, 2014 (the “ATLS Merger Agreement”), by and among TRC, Targa GP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of TRC (“GP Merger Sub”), ATLS and Atlas Energy GP, LLC, a Delaware limited liability company and the general partner of ATLS (“ATLS GP”), and (ii) TRC and the Partnership completed the previously announced transactions contemplated by the Agreement and Plan of Merger (the “APL Merger Agreement” and, together with the ATLS Merger Agreement, the “Atlas Merger Agreements”) by and among TRC, the Partnership, our general partner, Trident MLP Merger Sub LLC, a Delaware limited liability company and a wholly owned subsidiary of the Partnership (“MLP Merger Sub”), ATLS, APL and Atlas Pipeline Partners GP, LLC, a Delaware limited liability company and the general partner of APL (“APL GP”). Pursuant to the terms and conditions set forth in the ATLS Merger Agreement, GP Merger Sub merged (the “ATLS merger”) with and into ATLS, with ATLS continuing as the surviving entity and as a subsidiary of TRC. Pursuant to the terms and conditions set forth in the APL Merger Agreement, MLP Merger Sub merged (the “APL merger” and, together with the ATLS merger, the “Atlas mergers”) with and into APL, with APL continuing as the surviving entity and as a subsidiary of the Partnership.

In connection with the Atlas mergers, APL changed its name to “Targa Pipeline Partners LP,” which we refer to as TPL, and ATLS changed its name to “Targa Energy LP.”

In addition, prior to the completion of the Atlas mergers, ATLS, pursuant to a Separation and Distribution Agreement entered into by and among ATLS, ATLS GP and Atlas Energy Group, LLC, a Delaware limited liability company (“AEG”), on February 27, 2015, (i) transferred its assets and liabilities other than those related to its “Atlas Pipeline Partners” segment, to AEG and (ii) effected a pro rata distribution to the ATLS unitholders of AEG common units representing a 100% interest in AEG (collectively, the “Spin-Off”).

The Partnership acquired all of the APL outstanding units for a total purchase price of approximately $5.3 billion (including $1.8 billion of acquired debt and all other assumed liabilities). Of the $1.8 billion of debt acquired and other liabilities assumed, approximately $1.2 billion of the senior notes of APL were tendered and settled upon the closing of the Atlas mergers via the Partnership’s January 2015 cash tender offers. TRC acquired all of the ATLS outstanding units for a total purchase price of approximately $1.6 billion (including all assumed liabilities).

Pursuant to the APL Merger Agreement, TRP GP entered into an amendment to the TRP Partnership Agreement, which we refer to as the IDR Giveback Amendment, in order to reduce aggregate distributions to us, as the holder of TRP’s IDRs, by (a) $9,375,000 per quarter during the first four quarters following the APL merger, (b) $6,250,000 per quarter for the next four quarters, (c) $2,500,000 per quarter for the next four quarters and (d) $1,250,000 per quarter for the next four quarters, with the amount of such reductions to be distributed pro rata to the holders of the Partnership’s outstanding common units.

TPL is a provider of natural gas gathering, processing and treating services primarily in the Anadarko, Arkoma and Permian Basins located in the southwestern and mid-continent regions of the United States and in the Eagle Ford Shale play in south Texas. The APL merger adds APL’s Woodford/SCOOP, Mississippi Lime, Eagle Ford and additional Permian assets to the Partnership’s existing operations and creates a combined position across the Permian Basin that enhances service capabilities in one of the most active producing basins in North America, with a combined 1,439 MMcf/d of processing capacity and 10,500 miles of pipelines. The results of TPL are reported in the Partnership’s Field Gathering and Processing segment.

The APL merger was a unit for unit transaction with an exchange ratio of 0.5846 of the Partnership’s common units and a one-time cash payment of $1.26 for each APL common unit (a $128.0 million total cash payment). The Partnership issued 58,607,503 of its common units and awarded 629,231 replacement phantom unit awards with a combined value of approximately $2.6 billion as consideration for the APL merger (based on the $43.82 closing market price of a common unit on the NYSE on February 27, 2015). The cash component of the APL merger also included $701.4 million for the mandatory repayment and extinguishment at closing of the APL Senior Secured Revolving Credit Facility that was to mature in May 2017 (the “APL Revolver”) and $28.8 million related to change of control payments. In addition, pursuant to the APL Merger Agreement, APL exercised its right under the certificate of designations of the APL Class E Preferred Units to redeem the APL Class E Preferred Units immediately prior to the APL Effective Time.

The ATLS merger was a stock for unit transaction with an exchange ratio of 0.1809 shares of TRC’s common stock, par value $0.0001 per share, and $9.12 in cash (a $514.7 million total cash payment) for each ATLS common unit. At the same time, ATLS distributed its equity interest in ATLS to us. TRC issued 10,124,005 of our common shares and awarded 81,740 replacement restricted stock units with a combined value of approximately $1.0 billion for the ATLS merger (based on the $99.58 closing market price of a common share on the NYSE on February 27, 2015). The cash component of the ATLS merger also included approximately $149.2 million for change of control payments and cash settlements of equity awards, $88.0 million for repayment of a portion of ATLS outstanding indebtedness and $11.0 million for reimbursement of certain ATLS transaction expenses.

ATLS owned, directly and indirectly, 5,754,253 APL common units immediately prior to closing. The Atlas mergers resulted in TRC acquiring these common units (converted to 3,363,935 Partnership common units) valued at approximately $147.4 million (based on the $43.82 closing market price of a common unit on the NYSE on February 27, 2015) and the units’ one-time cash payment of approximately $7.3 million, which reduced the consolidated purchase price by approximately $154.7 million.

Targa Resources Partners First Quarter 2015 - Capitalization, Liquidity and Financing

Total funded debt of the Partnership as of March 31, 2015 was $5,338.3 million including $840.0 million outstanding under the Partnership’s $1.6 billion senior secured revolving credit facility, $197.9 million outstanding under the Partnership’s accounts receivable securitization facility, and $4,300.4 million of senior unsecured notes, net of unamortized discounts.

As of March 31, 2015, after giving effect to $25.0 million in outstanding letters of credit, the Partnership had available revolver capacity of $735.0 million.

In January 2015, the Partnership commenced concurrent offers to purchase for cash (the “APL Notes Tender Offers”) any and all outstanding 6 5⁄8% Senior Notes due 2020 (the “2020 APL Notes”), 4 3⁄4% Senior Notes due 2021 (the “2021 APL Notes”) and 5 7⁄8% Senior Notes due 2023 (the “2023 APL Notes” and, together with the 2020 APL Notes and the 2021 APL Notes, the “APL Notes”) issued by APL and Atlas Pipeline Finance Corporation (“APL Finance” and, together with APL, the “APL Issuers”), of which collectively $1.55 billion remained outstanding. TRP offered to purchase the APL Notes for $1,015 per $1,000 principal amount, together with accrued and unpaid interest to the purchase date. A total of $1,135.5 million of the APL Notes were tendered and settled upon the closing of the Atlas mergers for a tender payment of approximately $1,152.2 million, plus accrued interest of approximately $11.6 million.

In January 2015, the Partnership privately placed $1,100.0 million in aggregate principal amount of 5% Senior Notes due 2018 (the “5% Notes”). The 5% Notes resulted in approximately $1,090.8 million of net proceeds, which were used with borrowings under our revolver to fund the APL Notes Tender Offers.

In February 2015, the Partnership amended its senior secured revolving credit facility to increase available commitments to $1.6 billion from $1.2 billion and to continue to allow the Partnership to request up to an additional $300.0 million in commitment increases.

The consummation of the APL merger resulted in a change of control under the indenture governing the APL Notes and obligated the APL Issuers to make a change of control offer (the “Change of Control Offer”) at $1,010 for each $1,000 principal plus accrued and unpaid interest from the most recent interest payment date. As permitted by the indenture governing the 2020 APL Notes, TRP made the Change of Control Offer for any and all of the 2020 APL Notes in lieu of the APL Issuers and in advance of, and conditioned upon, the consummation of the APL merger. The Change of Control Offer expired on March 3, 2015 with $4.8 million of the 2020 APL Notes tendered for a total change of control payment of $5.0 million, which included the change of control premium and accrued interest.

Targa Resources Corp. First Quarter 2015 - Capitalization, Liquidity and Financing

Total funded debt of the Company as of March 31, 2015, excluding debt of the Partnership, was $697.8 million including $460.0 million outstanding under the Company’s $670.0 million senior secured revolving credit facility due 2020 and $237.8 million, net of unamortized discounts, outstanding on the Company’s senior secured term loan due 2022. This resulted in $210.0 million in available revolver capacity as of March 31, 2015.

In March 2015, TRC sold, in a public offering, 3,250,000 shares of its common stock under a registration statement on Form S-3 at a price of $91.00 per share, providing net proceeds (before expenses) of $292.9 million. Pursuant to the exercise of the underwriters’ overallotment option, TRC sold an additional 487,500 shares of its common stock, providing additional net proceeds of $43.9 million. The proceeds from this offering were used to repay a portion of the outstanding borrowings under TRC’s credit facility, to make a capital contribution of $52.4 million to the Partnership to maintain TRC’s 2% general partnership interest in the Partnership and for general corporate purposes.

Conference Call

Targa Resources Partners and Targa Resources Corp. will host a joint conference call for investors and analysts at 11:00 a.m. Eastern time (10:00 a.m. Central time) on May 5, 2015 to discuss first quarter financial results. The conference call can be accessed via Webcast through the Events and Presentations section of the Partnership’s website at www.targaresources.com, by going directly to http://ir.targaresources.com/events.cfm?company=LP or by dialing 877-881-2598. The pass code for the dial-in is 29787498. Please dial in ten minutes prior to the scheduled start time. A replay will be available approximately two hours following the completion of the Webcast through the Investors section of the Partnership’s website. An updated investor presentation will also be available in the Events and Presentations section of the Partnership’s and the Company’s websites following the completion of the conference call.

Targa Resources Partners – Consolidated Financial Results of Operations

	Three Months Ended March 31,
	2015	2014
	($ in millions, except per unit data and operating statistics)
Revenues	$1,679.7	$2,294.7
Product purchases	1,268.3	1,915.1

Gross margin (1)	411.4	379.6
Operating expenses	111.3	104.3

Operating margin (2)	300.1	275.3
Depreciation and amortization expenses	119.6	79.5
General and administrative expenses	40.3	35.9
Other operating (income) expenses	0.6	(0.7)

Income from operations	139.6	160.6
Interest expense, net	(50.9)	(33.1)
Equity earnings	1.7	4.9
Other income (expense)	(12.8)	—
Income tax (expense) benefit	(1.1)	(1.1)

Net income	76.5	131.3
Less: Net income attributable to noncontrolling interests	4.9	8.9

Net income attributable to Targa Resources Partners LP	$71.6	$122.4

Net income attributable to general partner	42.5	33.8
Net income attributable to limited partners	29.1	88.6

Net income attributable to Targa Resources Partners LP	$71.6	$122.4

Basic net income per limited partner unit	$0.21	$0.79

Diluted net income per limited partner unit	0.21	0.78

Financial data:
Adjusted EBITDA (3)	$257.9	$234.2
Distributable cash flow (4)	190.9	191.6
Capital expenditures	1,010.6	175.4

Operating data:
Crude oil gathered, MBbl/d	101.2	74.7
Plant natural gas inlet, MMcf/d (5),(6),(7)	2,576.6	2,048.2
Gross NGL production, MBbl/d (7)	200.1	142.8
Export volumes, MBbl/d (8)	191.7	115.6
Natural gas sales, BBtu/d (6),(7)	1,236.3	867.2
NGL sales, MBbl/d (7)	510.1	383.2
Condensate sales, MBbl/d (7)	5.9	3.5

(1)	Gross margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners - Non-GAAP Financial Measures.”
(2)	Operating margin is a non-GAAP financial measure and is discussed under “Targa Resources Partners - Non-GAAP Financial Measures.”
(3)	Adjusted EBITDA is net income attributable to Targa Resources Partners LP before: interest, income taxes, depreciation and amortization, gains or losses on debt repurchases and redemptions, early debt extinguishments and asset disposals, risk management activities related to derivative instruments, including the cash impact of hedges acquired in the Atlas merger, non-cash compensation on Partnership equity grants, non-recurring transactions costs related to acquisitions, earnings/losses from unconsolidated affiliates net of distributions and the non-controlling interest portion of depreciation and amortization expenses. This is a non-GAAP financial measure and is discussed under “Targa Resources Partners - Non-GAAP Financial Measures.”
(4)	Distributable cash flow is income attributable to Targa Resources Partners LP plus depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for risk management activities related to derivative instruments, including the cash impact of hedges acquired in the Atlas mergers, debt repurchases and redemptions, early debt extinguishments, non-cash compensation on TRP equity grants, non-recurring transaction costs related to acquisitions, earnings/losses from unconsolidated affiliates net of distributions and asset disposals and less maintenance capital expenditures (net of any reimbursements of project costs). This is a non-GAAP financial measure and is discussed under “Targa Resources Partners - Non-GAAP Financial Measures.”
(5)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(6)	Plant natural gas inlet volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(7)	These volume statistics are presented with the numerator as the total volume sold during the quarter and the denominator as the number of calendar days during the quarter, including the volumes related to the Targa Pipeline LP merger.
(8)	Export volumes represent the quantity of NGL products delivered to third party customers destined for international markets at our Galena Park Marine terminal.

Targa Resources Partners – Review of Consolidated First Quarter Results

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Revenues declined due to lower commodity prices ($1,112.2 million) partially offset by increased commodity volumes ($429.1 million), higher fee-based and other revenues ($67.9 million) and favorable hedge settlements ($27.8 million). First quarter 2015 revenues benefited ($160.6 million) from the inclusion of one-month of operations at TPL acquired in the Atlas mergers.

The higher gross margins in 2015 were attributable to higher LPG exports and increased terminaling and storage fees in our Logistics and Marketing segments and increased Field Gathering and Processing throughput volumes associated with the TPL operations system expansions and increased producer activity, largely offset by decreased commodity prices. This significant growth in our asset base also brought a higher level of operating expenses for 2015. See “Targa Resources Partners – Review of Segment Performance” for additional information regarding changes in gross margin and operating margin on a segment basis.

The increase in depreciation and amortization expenses reflects the impact of one-month of TPL’s tangible and intangible asset depreciation and amortization, the increased planned amortization of the Badlands intangible assets and higher depreciation related to major organic investments placed in service after the first quarter of 2014, including the international export expansion project, continuing development at Badlands, the High Plains and Longhorn plant additions and other system expansions.

General and administrative expenses were higher due to the inclusion of one-month of TPL’s general and administrative costs and higher compensation and insurance costs.

The increase in interest expense primarily reflects higher borrowings attributable to the Atlas mergers and lower capitalized interest associated with capital projects completed in 2014.

Other expense in 2015 was primarily attributable to non-recurring transaction costs related to the Atlas mergers.

Net income attributable to noncontrolling interests decreased as our joint ventures experienced lower earnings in 2015.

Targa Resources Partners – Review of Segment Performance

The following discussion of segment performance includes inter-segment revenues. The Partnership views segment operating margin as an important performance measure of the core profitability of its operations. This measure is a key component of internal financial reporting and is reviewed for consistency and trend analysis. For a discussion of operating margin, see “Targa Resources Partners - Non-GAAP Financial Measures - Operating Margin.” Segment operating financial results and operating statistics include the effects of intersegment transactions. These intersegment transactions have been eliminated from the consolidated presentation. For all operating statistics presented, the numerator is the total volume or sales during the applicable reporting period and the denominator is the number of calendar days during the applicable reporting period.

The Partnership reports its operations in two divisions: (i) Gathering and Processing, consisting of two reportable segments - (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments - (a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s commodity hedging activities are reported in Other.

Field Gathering and Processing

The Field Gathering and Processing segment’s assets are located in North Texas, the Permian Basin of West Texas and Southeast New Mexico, South Texas, Oklahoma and in North Dakota.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	($ in millions)
Gross margin	$134.7	$139.0
Operating expenses	55.4	44.9

Operating margin	$79.3	$94.1

Operating statistics (1):
Plant natural gas inlet, MMcf/d (2),(3)
SAOU (4)	216.5	165.9
WestTX (5)	136.1	—
Sand Hills	158.5	166.7
Versado	173.3	155.0
SouthTX (5)	48.6	—
North Texas (6)	360.0	331.3
SouthOK (5)	141.6	—
WestOK (5)	211.2	—
Badlands (8)	42.1	34.4

	1,487.9	853.3

Gross NGL production, MBbl/d (3)
SAOU	25.3	24.1
WestTX (5)	14.3	—
Sand Hills	17.0	18.2
Versado	22.5	18.9
SouthTX (5)	6.1	—
North Texas	40.6	33.4
SouthOK (5)	9.3	—
WestOK (5)	10.2	—
Badlands	3.9	3.1

	149.2	97.7

Crude oil gathered, MBbl/d	101.2	74.7
Natural gas sales, BBtu/d (3)	866.2	426.3
NGL sales, MBbl/d	118.8	75.5
Condensate sales, MBbl/d	5.0	2.9
Average realized prices (9):
Natural gas, $/MMBtu	2.52	4.64
NGL, $/gal	0.37	0.86
Condensate, $/Bbl	39.07	89.30

(1)	Segment operating statistics include the effect of intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter, including the volumes related to the TPL merger.
(2)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(3)	Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(4)	Includes volumes from the 200 MMcf/d cryogenic High Plains plant which started commercial operations in June 2014.
(5)	Gathering systems acquired as part of the TPL merger effective February 27, 2015.
(6)	Includes volumes from the 200 MMcf/d cryogenic Longhorn plant which started commercial operations in May 2014.
(7)	Badlands natural gas inlet represents the total wellhead gathered volume.
(8)	Average realized prices exclude the impact of hedging activities presented in Other.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

The decrease in gross margin was primarily due to significantly lower commodity sales prices partially offset by the inclusion of the TPL volumes acquired effective February 27, 2015 and by throughput volume increases. The increase in plant inlet volumes, other than TPL, was driven by system expansions and by increased producer activity which increased available supply across our areas of operation. The first quarter of 2015 also benefited from the start-up of commercial operations in May 2014 at the Longhorn Plant in North Texas, in June 2014 at the High Plains Plant in SAOU and in January 2015 at the Little Missouri 3 plant in Badlands. Higher natural gas and NGL sales reflect similar factors. Badlands crude oil and natural gas volumes increased significantly due to producer activities and system expansion.

Higher operating expenses were primarily driven by the inclusion of TPL operating expenses and the operations of the Longhorn, High Plains and Little Missouri 3 plants that were not in service in first quarter of 2014 partially offset by reduced contract labor costs and compression and system maintenance expenses.

Field Pro Forma Statistics

The table below displays the calculation used to determine the reported volumes by starting with gross volumes while taking ownership and timing differences into account:

Three Months Ended March 31, 2015

Gross Volume (3)	Ownership %	Net Volume (3)	Pro Forma (4)	Timing Adjustment (5)	Actual Reported
Operating statistics:
Plant natural gas inlet, MMcf/d (1),(2)
SAOU (6)	216.5	100.0%	216.5	216.5	—	216.5
WestTX (7)(8)	542.8	72.8%	395.2	395.2	(259.0)	136.1
Sand Hills	158.5	100.0%	158.5	158.5	—	158.5
Versado	173.3	63.0%	109.2	173.3	—	173.3
SouthTX (7)	141.1	100.0%	141.1	141.1	(92.5)	48.6
North Texas (9)	360.0	100.0%	360.0	360.0	—	360.0
SouthOK (7)(8)	494.1	Varies	(10)	411.2	411.2	(269.6)	141.6
WestOK (7)	613.2	100.0%	613.2	613.2	(402.0)	211.2
Badlands (11)	42.1	100.0%	42.1	42.1	—	42.1

2,741.6	2,447.0	2,511.1	(1,023.1)	1,487.9

Gross NGL production, MBbl/d (2)
SAOU	25.3	100.0%	25.3	25.3	—	25.3
WestTX (7)(8)	63.0	72.8%	41.4	41.4	(27.1)	14.3
Sand Hills	17.0	100.0%	17.0	17.0	—	17.0
Versado	22.5	63.0%	14.2	22.5	—	22.5
SouthTX (7)	17.8	100.0%	17.8	17.8	(11.7)	6.1
North Texas	40.6	100.0%	40.6	40.6	—	40.6
SouthOK (7)(8)	30.4	Varies	(10)	27.0	27.0	(17.7)	9.3
WestOK (7)	29.7	100.0%	29.7	29.7	(19.5)	10.2
Badlands	3.9	100.0%	3.9	3.9	—	3.9

250.2	216.9	225.2	(76.0)	149.2

(1)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(2)	Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.
(3)	For these volume statistics presented, the numerator is the total volume sold during the quarter and the denominator is the number of calendar days during the quarter, other than for the volumes related to the TPL merger, for which the denominator is 31 days.
(4)	Pro forma statistics represents volumes per day while owned by us.
(5)	Timing adjustment made to the pro forma statistics to adjust for the actual reported statistics based on the full period.
(6)	Includes volumes from the 200 MMcf/d cryogenic High Plains plant which started commercial operations in June 2014.
(7)	Gathering systems acquired as part of the TPL merger effective February 27, 2015.
(8)	Operating data for SouthOK and WestTX undivided interest assets are presented on both a gross and net basis.
(9)	Includes volumes from the 200 MMcf/d cryogenic Longhorn plant which started commercial operations in May 2014.
(10)	SouthOK includes the Centrahoma joint venture, of which TPL owns 60% and other plants which are owned 100% by TPL
(11)	Badlands natural gas inlet represents the total wellhead gathered volume.

Coastal Gathering and Processing

The Coastal Gathering and Processing segment assets are located in the onshore and near offshore region of the Louisiana Gulf Coast, accessing natural gas from the Gulf Coast and the Gulf of Mexico. With the strategic location of the Partnership’s assets in Louisiana, it has access to the Henry Hub, the largest natural gas hub in the U.S., and to a substantial NGL distribution system with access to markets throughout Louisiana and the Southeast United States.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	($ in millions, except operating statistics and price amounts)
Gross margin	$18.0	$36.4
Operating expenses	10.2	10.3

Operating margin	$7.8	$26.1

Operating statistics (1):
Plant natural gas inlet, MMcf/d (2),(3)
LOU	172.6	325.0
VESCO	437.7	490.5
Other Coastal Straddles	372.1	379.4

	982.4	1,194.9

Gross NGL production, MBbl/d (3)
LOU	6.3	10.0
VESCO	24.9	23.2
Other Coastal Straddles	11.2	11.9

	42.4	45.1

Natural gas sales, BBtu/d (3)	228.2	287.7
NGL sales, MBbl/d	32.2	40.5
Condensate sales, MBbl/d	0.7	0.5
Average realized prices:
Natural gas, $/MMBtu	3.01	5.01
NGL, $/gal	0.42	0.94
Condensate, $/Bbl	46.94	97.95

(1)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume during the applicable reporting period and the denominator is the number of calendar days during the applicable reporting period.
(2)	Plant natural gas inlet represents the volume of natural gas passing through the meter located at the inlet of a natural gas processing plant.
(3)	Plant natural gas inlet volumes and gross NGL production volumes include producer take-in-kind volumes, while natural gas sales exclude producer take-in-kind volumes.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

The decrease in Coastal Gathering and Processing gross margin was primarily due to lower NGL sales prices, less favorable frac spread and lower throughput volumes partially offset by higher average GPM volumes at VESCO. The decrease in plant inlet volumes was largely attributable to the idling of the Big Lake plant in November 2014 due to market conditions, reduced availability of off-system volumes at LOU and the decline of off-system supply volumes.

Operating expenses were relatively flat.

Logistics and Marketing Segments

Logistics Assets

The Logistics Assets segment is involved in transporting, storing and fractionating mixed NGLs; storing, terminaling and transporting finished NGLs, including services for exporting LPG and storing and terminaling refined petroleum products and crude oil. The Partnership’s logistics assets are generally connected to, and supplied in part by, its Gathering and Processing segments and are predominantly located in Mont Belvieu and Galena Park, Texas and Lake Charles, Louisiana.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	($ in millions, except operating statistics)
Gross margin (1)	$163.9	$136.5
Operating expenses (1)	38.5	39.9

Operating margin	$125.4	$96.6

Operating statistics, MBbl/d (2):
Fractionation volumes (3)	340.6	312.5
LSNG treating volumes	19.4	24.5
Benzene treating volumes	19.4	24.5

(1)	Fractionation and treating contracts include pricing terms composed of base fees and fuel and power components which vary with the cost of energy. As such, the logistics segment results include effects of variable energy costs that impact both gross margin and operating expenses.
(2)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume during the applicable reporting period and the denominator is the number of calendar days during the applicable reporting period.
(3)	Fractionation volumes reflect those volumes delivered and settled under fractionation contracts.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Logistics Assets gross margin was higher primarily due to partial recognition of renegotiated commercial arrangements related to the Partnership’s condensate splitter project, higher LPG exports, increased fractionation activity, and increased terminaling and storage, partially offset by lower treating. LPG export volumes, which benefit both the Logistics Assets and Marketing and Distribution segments, averaged 192 MBbl/d in the first quarter of 2015 compared to 116 MBbl/d for the same period last year. This increase was driven by Phase II of the Partnership’s international export expansion project, which added incremental capacity and operational efficiency in the second quarter of 2014 and became fully operational in the third quarter of 2014. Fractionation activity improved as a result of increased supply volumes despite the variable effects of fuel and power (see footnote 1 above).

Lower operating expenses were primarily due to lower fuel and power costs and decreased labor expense, partially offset by lower system gains.

Marketing and Distribution

The Marketing and Distribution segment covers all activities required to distribute and market raw and finished natural gas liquids and all natural gas marketing activities. It includes: (1) marketing the Partnership’s natural gas liquids production and purchasing natural gas liquids products in selected United States markets; (2) providing LPG balancing services to refinery customers; (3) transporting, storing and selling propane and providing related propane logistics services to multi-state retailers, independent retailers and other end-users; (4) providing propane, butane and services to LPG exporters; and (5) marketing natural gas available to the Partnership from its Gathering and Processing division and the purchase and resale and other value added activities related to third-party natural gas in selected United States markets.

The following table provides summary data regarding results of operations of this segment for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	($ in millions, except operating statistics and price amounts)
Gross margin	$77.4	$77.7
Operating expenses	11.5	13.1

Operating margin	$65.9	$64.6

Operating statistics (1):
NGL sales, MBbl/d	480.4	386.6
Average realized prices:
NGL realized price, $/gal	0.54	1.15

(1)	Segment operating statistics include intersegment amounts, which have been eliminated from the consolidated presentation. For all volume statistics presented, the numerator is the total volume sold during the applicable reporting period and the denominator is the number of calendar days during the applicable reporting period.

Three Months Ended March 31, 2015 Compared to Three Months Ended March 31, 2014

Marketing and Distribution gross margin decreased mainly due to lower price environment, partially offset by higher LPG export activity (which benefits both Logistics Assets and Marketing and Distribution segments).

Operating Expenses decreased due to lower barge maintenance and lower fuel costs.

Other

	Three Months Ended March 31,
	2015	2014
	(In millions)
Gross margin	$21.7	$(6.1)

Operating margin	$21.7	$(6.1)

Other contains the financial effects of the Partnership’s hedging program on operating margin as it represents the cash settlements on its derivative contracts. The primary purpose of the Partnership’s commodity risk management activities is to mitigate a portion of the impact of commodity prices on the Partnership’s operating cash flow. The Partnership has hedged the commodity price associated with a portion of its expected (i) natural gas equity volumes in Field Gathering and Processing Operations and (ii) NGL and condensate equity volumes predominately in Field Gathering and Processing as well as in the LOU portion of the Coastal Gathering and Processing Operations that result from percent of proceeds or liquid processing arrangements by entering into derivative instruments. Because the Partnership is essentially forward-selling a portion of its plant equity volumes, these hedge positions will move favorably in periods of falling commodity prices and unfavorably in periods of rising commodity prices.

The following table provides a breakdown of the change in Other operating margin:

	Three Months Ended March 31, 2015			Three Months Ended March 31, 2014
	(In millions, except volumetric data and price amounts)
	Volume Settled	Price Spread (1)(2)	Gain (Loss)	Volume Settled	Price Spread (1)(2)	Gain (Loss)
Natural Gas (BBtu)	7.6	$0.88	$6.7	4.5	$(0.98)	$(4.4)
NGL (MMBbl)	10.3	0.30	3.1	4.3	(0.09)	(0.4)
Crude Oil (MMBbl)	0.2	26.50	5.3	0.2	(7.50)	(1.5)
Non-Hedge Accounting (3)			5.6			0.3
Ineffectiveness (4)			1.0			(0.1)

			$21.7			$(6.1)

(1)	The price spread is the differential between the contracted derivative instrument pricing and the price of the corresponding settled commodity transaction.
(2)	Price spread on Natural Gas volumes is $/MMBtu, NGL volumes is $/Bbl and Crude volume is $/Bbl.
(3)	Mark-to-market income (loss) associated with derivative contracts that are not designated as hedges for accounting purposes.
(4)	Ineffectiveness primarily relates to certain crude hedging contracts.

Revenues from settlements reported in Other exclude $7.8 million in cash receipts which represents the portion of derivative settlements equal to the acquisition date fair value of derivatives acquired in the Atlas merger, which is reported as a reduction of the derivative asset recorded at the acquisition date.

About Targa Resources Corp. and Targa Resources Partners

Targa Resources Corp. is a publicly traded Delaware corporation that owns a 2% general partner interest (which the Company holds through its 100% ownership interest in the general partner of the Partnership), all of the outstanding IDRs and a portion of the outstanding limited partner interests in Targa Resources Partners LP.

Targa Resources Partners is a publicly traded Delaware limited partnership formed in October 2006 by its parent, Targa Resources Corp., to own, operate, acquire and develop a diversified portfolio of complementary midstream energy assets. The Partnership is a leading provider of midstream natural gas and natural gas liquid services in the United States. In addition, the Partnership provides crude oil gathering and crude oil and petroleum product terminaling services. The Partnership is engaged in the business of gathering, compressing, treating, processing and selling natural gas; storing, fractionating, treating, transporting, terminaling and selling NGLs and NGL products; gathering, storing, and terminaling crude oil; and storing and terminaling petroleum products. The Partnership reports its operations in two divisions: (i) Gathering and Processing, consisting of two reportable segments - (a) Field Gathering and Processing and (b) Coastal Gathering and Processing; and (ii) Logistics and Marketing, consisting of two reportable segments - (a) Logistics Assets and (b) Marketing and Distribution. The financial results of the Partnership’s commodity hedging activities are reported in Other.

The principal executive offices of Targa Resources Corp. and Targa Resources Partners are located at 1000 Louisiana, Suite 4300, Houston, TX 77002 and their telephone number is 713-584-1000. For more information please go to www.targaresources.com.

Targa Resources Partners - Non-GAAP Financial Measures

This press release includes the Partnership’s non-GAAP financial measures distributable cash flow, Adjusted EBITDA, gross margin and operating margin. The following tables provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures. The Partnership’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow - The Partnership defines distributable cash flow as net income attributable to Targa Resources Partners LP plus: depreciation and amortization, deferred taxes and amortization of debt issue costs included in interest expense, adjusted for risk management activities related to derivative instruments including the cash impact of hedges acquired in the Atlas merger, debt repurchases and redemptions, early debt extinguishments, non-cash compensation on Partnership equity grants, non-recurring transaction costs related to acquisitions, earnings/losses from unconsolidated affiliates net of distributions and asset disposals, less maintenance capital expenditures (net of any reimbursements of project costs). This measure includes any impact of noncontrolling interests.

Distributable cash flow is a significant performance metric used by the Partnership and by external users of its financial statements, such as investors, commercial banks and research analysts to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the board of directors of the Partnership’s general partner) to the cash distributions it expects to pay its unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. Distributable cash flow is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

Distributable cash flow is a non-GAAP financial measure. The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Partners LP. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Partners LP. It has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of net income of the Partnership to distributable cash flow as well as to pro forma distributable cash flow including the full contribution in the first quarter of 2015 from TPL:

	Three Months Ended March 31,
	2015	2014
	(In millions)
Reconciliation of net income to distributable cash flow:
Net income attributable to Targa Resources Partners LP	$71.6	$122.4
Depreciation and amortization expenses	119.6	79.5
Deferred income tax expense (benefit)	0.6	0.4
Non-cash interest expense, net (1)	3.0	3.4
(Earnings) loss from unconsolidated affiliates net of distributions (2)	1.0	—
Compensation on TRP equity grants (2)	3.8	2.6
(Gain) loss on sale or disposition of assets	0.6	(0.8)
Risk management activities	(0.7)	(0.2)
Maintenance capital expenditures	(20.3)	(13.7)
Non-recurring transaction costs related to business acquisitions (2)	13.7	—
Other (3)	(2.0)	(2.0)

Targa Resources Partners LP distributable cash flow	$190.9	$191.6

Plus: Adjustments to include full contribution in first quarter of 2015 from TPL	36.8	—

Targa Resources Partners LP pro forma distributable cash flow	$227.7	$191.6

(1)	Includes amortization of debt issuance costs, discount and premium
(2)	The definition of Adjusted EBITDA was changed in 2014 to exclude non-cash compensation on equity grants and in 2015 to exclude earnings from unconsolidated investments net of distributions and non-recurring transaction costs related to business acquisitions.
(3)	Includes the noncontrolling interests portion of maintenance capital expenditures, depreciation and amortization expenses.

Adjusted EBITDA - The Partnership defines Adjusted EBITDA as net income attributable to Targa Resources Partners LP before: interest; income taxes; depreciation and amortization; gains or losses on debt repurchases and redemptions, early debt extinguishments and asset disposals; risk management activities related to derivative instruments including the cash impact of hedges acquired in the APL merger; non-cash compensation on Partnership equity grants; non-recurring transaction costs related to acquisitions; earnings/losses from unconsolidated affiliates net of distributions and the non-controlling interest portion of depreciation and amortization expenses. Adjusted EBITDA is used as a supplemental financial measure by the Partnership and by external users of its financial statements such as investors, commercial banks and others. The economic substance behind management’s use of Adjusted EBITDA is to measure the ability of the Partnership’s assets to generate cash sufficient to pay interest costs, support indebtedness and make distributions to investors.

Adjustment EBITDA is a non-GAAP measure. The GAAP measures most directly comparable to Adjusted EBITDA are net cash provided by operating activities and net income attributable to Targa Resources Partners LP. Adjusted EBITDA should not be considered as an alternative to GAAP net cash provided by operating activities or GAAP net income attributable to Targa Resources Partners LP. Adjusted EBITDA has important limitations as an analytical tool. Investors should not consider Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA excludes some, but not all, items that affect net income attributable to Targa Resources Partners LP and net cash provided by operating activities and is defined differently by different companies in the Partnership’s industry, the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of net cash provided by Targa Resources Partners L.P. operating activities to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	(In millions)
Reconciliation of net cash provided by Targa Resources Partners LP operating activities to Adjusted EBITDA:
Net cash provided by operating activities	$301.3	$316.4
Net income attributable to noncontrolling interests	(4.9)	(8.9)
Interest expense	50.9	33.1
Non-cash interest expense, net (1)	(3.0)	(3.4)
(Earnings) loss from unconsolidated affiliates net of distributions (2)	1.0	—
Non-recurring transaction costs related to business acquisitions (2)	13.7	—
Current income tax expense (benefit)	0.5	0.7
Other (3)	(12.6)	(4.6)
Changes in operating assets and liabilities which used (provided) cash:
Accounts receivables, inventories and other assets	(184.7)	(111.2)
Accounts payable and other liabilities	95.7	12.1

Targa Resources Partners LP Adjusted EBITDA	$257.9	$234.2

(1)	Includes amortization of debt issuance costs, discount and premium
(2)	The definition of Adjusted EBITDA was changed in 2015 to exclude earnings from unconsolidated investments net of distributions and non-recurring transaction costs related to business acquisitions.
(3)	Includes accretion expense associated with asset retirement obligations, noncontrolling interest portion of depreciation and amortization expenses and gain or loss on debt repurchase and redemptions.

The following table presents a reconciliation of net income of the Partnership to Adjusted EBITDA for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	(In millions)
Reconciliation of net income to Adjusted EBITDA:
Net income	$71.6	$122.4
Interest expense, net	50.9	33.1
Income tax expense	1.1	1.1
Depreciation and amortization expenses	119.6	79.5
(Gain) loss on sale or disposition of assets	0.6	(0.8)
(Gain) loss on debt redemptions and amendments	(0.1)	—
(Earnings) loss from unconsolidated affiliates net of distributions (1)	1.0	—
Compensation on TRP equity grants (1)	3.8	2.6
Non-recurring transaction costs related to business acquisitions (1)	13.7	—
Risk management activities	(0.7)	(0.3)
Noncontrolling interests adjustment (2)	(3.6)	(3.4)

Adjusted EBITDA	$257.9	$234.2

(1)	The definition of Adjusted EBITDA was changed in 2014 to exclude non-cash compensation on equity grants and in 2015 to exclude earnings from unconsolidated investments net of distributions and non-recurring transaction costs related to business acquisitions.
(2)	Noncontrolling interest portion of depreciation and amortization expenses.

Gross Margin – The Partnership defines gross margin as revenues less purchases. It is impacted by volumes and commodity prices as well as the Partnership’s contract mix and commodity hedging program. The Partnership defines Gathering and Processing gross margin as total operating revenues from (1) the sale of natural gas, condensate, crude and NGLs, (2) natural gas and crude oil gathering and service fee revenues and (3) settlement gains and losses on commodity hedges, less product purchases, which consist primarily of producer payments and other natural gas and crude purchases. Logistics Assets gross margin consists primarily of service fee revenue. Gross margin for Marketing and Distribution equals total revenue from service fees, NGL and natural gas sales, less cost of sales, which consists primarily of NGL and natural gas purchases, transportation costs and changes in inventory valuation. The gross margin impacts of cash flow hedge settlements are reported in Other.

Operating Margin - Operating margin is an important performance measure of the core profitability of the Partnership’s operations. The Partnership defines operating margin as gross margin less operating expenses.

Gross margin and operating margin are non-GAAP measures. The GAAP measure most directly comparable to gross margin and operating margin is net income. Gross margin and operating margin are not alternatives to GAAP net income and have important limitations as analytical tools. Investors should not consider gross margin and operating margin in isolation or as substitutes for analysis of the Partnership’s results as reported under GAAP. Because gross margin and operating margin exclude some, but not all, items that affect net income and are defined differently by different companies in the Partnership’s industry, the Partnership’s definitions of gross margin and operating margin may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Management reviews business segment gross margin and operating margin monthly as a core internal management process. The Partnership believes that investors benefit from having access to the same financial measures that its management uses in evaluating its operating results. Gross margin and operating margin provide useful information to investors because they are used as supplemental financial measures by the Partnership and by external users of the Partnership’s financial statements, including investors and commercial banks, to assess:

•	the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership’s operating performance and return on capital as compared to other companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Management compensates for the limitations of gross margin and operating margin as analytical tools by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making processes.

The following table presents a reconciliation of gross margin and operating margin to net income for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	(In millions)
Reconciliation of Targa Resources Partners LP gross margin and operating margin to net income:
Gross margin	$411.4	$379.6
Operating expenses	(111.3)	(104.3)

Operating margin	300.1	275.3
Depreciation and amortization expenses	(119.6)	(79.5)
General and administrative expenses	(40.3)	(35.9)
Interest expense, net	(50.9)	(33.1)
Income tax (expense) benefit	(1.1)	(1.1)
Gain (loss) on sale or disposition of assets	(0.6)	0.8
Other, net	(11.1)	4.8

Targa Resources Partners LP net income	$76.5	$131.3

Targa Resources Corp. - Non-GAAP Financial Measures

This press release includes the Company’s non-GAAP financial measure distributable cash flow. Distributable cash flow should not be considered as an alternative to GAAP measures such as net income or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow - The Company defines distributable cash flow as distributions due to it from the Partnership, less the Company’s specific general and administrative costs as a separate public reporting entity, the interest carry costs associated with its debt and taxes attributable to the Company’s earnings. Non-recurring transaction costs related to acquisitions are excluded from distributable cash flow. Distributable cash flow is a significant performance metric used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by the Company to the cash dividends the Company expects to pay its shareholders. Using this metric, management and external users of the Company’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash dividends. Distributable cash flow is also an important financial measure for the Company’s shareholders since it serves as an indicator of the Company’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not the Company is generating cash flow at a level that can sustain or support an increase in the Company’s quarterly dividend rates. Distributable cash flow is also a quantitative standard used throughout the investment community because the share value is generally determined by the share’s yield (which in turn is based on the amount of cash dividends the entity pays to a shareholder).

The economic substance behind the Company’s use of distributable cash flow is to measure the ability of the Company’s assets to generate cash flow sufficient to pay dividends to the Company’s investors.

The GAAP measure most directly comparable to distributable cash flow is net income attributable to Targa Resources Corp. Distributable cash flow should not be considered as an alternative to GAAP net income attributable to Targa Resources Corp. Distributable cash flow is not a presentation made in accordance with GAAP and has important limitations as an analytical tool. Investors should not consider distributable cash flow in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Because distributable cash flow excludes some, but not all, items that affect net income attributable to Targa Resources Corp. and is defined differently by different companies in the Company’s industry, the Company’s definition of distributable cash flow may not be compatible to similarly titled measures of other companies, thereby diminishing its utility.

Management compensates for the limitations of distributable cash flow as an analytical tool by reviewing the comparable GAAP measure, understanding the differences between the measures and incorporating these insights into its decision-making process.

The following tables present a reconciliation of net income of Targa Resources Corp. to distributable cash flow, and an alternative reconciliation of cash distributions declared by Targa Resources Partners LP to distributable cash flow of Targa Resources Corp. for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	(In millions)
Reconciliation of Net Income attributable to Targa Resources Corp. to Distributable Cash Flow
Net income of Targa Resources Corp.	$34.6	$106.9
Less: Net income of Targa Resources Partners LP	(76.5)	(131.3)

Net loss for TRC Non-Partnership	(41.9)	(24.4)
TRC Non-Partnership income tax expense	14.1	21.4
Distributions from the Partnership	59.0	44.0
Loss on debt redemptions and amendments	9.0	—
Depreciation - Non-Partnership assets	—	0.1
Non-recurring transaction costs related to business acquisitions (1)	12.1	—
Current cash tax expense (2)	(2.5)	(17.0)
Taxes funded with cash on hand (3)	2.5	2.9

Distributable cash flow	$52.3	$27.0

(1)	The definition of Distributable cash flow was changed in 2015 to exclude non-recurring transaction costs related to business acquisitions.
(2)	Excludes $1.2 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months ended March 31, 2015 and 2014, and includes $4.9 million adjustments to account for differences between taxes from cash available to distribute and book taxes for the three months ended March 31, 2015.
(3)	Current period portion of amount established at TRC’s IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

	Three Months Ended March 31,
	2015	2014
	(In millions)
Targa Resources Corp. Distributable Cash Flow
Distributions declared by Targa Resources Partners LP associated with:
General Partner Interests	$3.9	$2.4
Incentive Distribution Rights	41.7	31.7
Common Units	13.4	9.9

Total distributions declared by Targa Resources Partners LP	59.0	44.0
Income (expenses) of TRC Non-Partnership
General and administrative expenses	(2.3)	(2.1)
Interest expense, net	(4.1)	(0.8)
Current cash tax expense (1)	(2.5)	(17.0)
Taxes funded with cash on hand (2)	2.5	2.9
Other income (expense)	(0.3)	—

Distributable cash flow	$52.3	$27.0

(1)	Excludes $1.2 million of non-cash current tax expense arising from amortization of deferred long-term tax assets from drop down gains realized for tax purposes and paid in 2010 for the three months ended March 31, 2015 and 2014, and includes $4.9 million adjustments to account for differences between taxes from cash available to distribute and book taxes for the three months ended March 31, 2015.
(2)	Current period portion of amount established at TRC’s IPO to fund taxes on deferred gains related to drop down transactions that were treated as sales for income tax purposes.

Forward-Looking Statements

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Partnership and the Company expect, believe or anticipate will or may occur in the future are forward-looking statements. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside the Partnership’s and the Company’s control, which could cause results to differ materially from those expected by management of the Partnership and the Company. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas and natural gas liquids; the timing and success of business development efforts; and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in the Partnership’s and the Company’s filings with the Securities and Exchange Commission, including their Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither the Partnership nor the Company undertake an obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact investor relations by phone at (713) 584-1133.

Jennifer Kneale

Senior Director – Finance

Matthew Meloy

Senior Vice President, Chief Financial Officer and Treasurer

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED BALANCE SHEETS

(In millions)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$63.5	$72.3
Trade receivables	667.9	566.8
Inventories	78.2	168.9
Assets from risk management activities	126.0	44.4
Other current assets	11.8	3.8

Total current assets	947.4	856.2

Property, plant and equipment, net	9,832.9	4,824.6
Intangible assets, net	1,602.4	591.9
Long-term assets from risk management activities	51.2	15.8
Goodwill	628.5	—
Other long-term assets	377.2	88.7

Total assets	$13,439.6	$6,377.2

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities:
Accounts payable and accrued liabilities	$752.1	$645.9
Account receivable securitization facility	197.9	182.8
Liabilities from risk management activities	0.6	5.2

Total current liabilities	950.6	833.9

Long-term debt	5,140.4	2,783.4
Long-term liabilities from risk management activities	1.8	—
Other long-term liabilities	117.8	71.5
Owners’ equity:
Targa Resources Partners LP owner’s equity	6,748.3	2,517.2
Noncontrolling interests in subsidiaries	480.7	171.2

Total owners’ equity	7,229.0	2,688.4

Total liabilities and owners’ equity	$13,439.6	$6,377.2

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per unit amounts)

	Three Months Ended March 31,
	2015	2014
REVENUES	$1,679.7	$2,294.7
Product purchases	1,268.3	1,915.1
Operating expenses	111.3	104.3
Depreciation and amortization expenses	119.6	79.5
General and administrative expenses	40.3	35.9
Other operating (income) expenses	0.6	(0.7)

Total costs and expenses	1,540.1	2,134.1

INCOME FROM OPERATIONS	139.6	160.6
Other income (expense):
Interest expense, net	(50.9)	(33.1)
Equity earnings	1.7	4.9
Other expense	(12.8)	—

Income before income taxes	77.6	132.4
Income tax (expense) benefit	(1.1)	(1.1)

NET INCOME	76.5	131.3
Less: Net income attributable to noncontrolling interests	4.9	8.9

NET INCOME ATTRIBUTABLE TO TARGA RESOURCES PARTNERS LP	$71.6	$122.4

Net income attributable to general partner	$42.5	$33.8
Net income attributable to limited partners	29.1	88.6

Net income attributable to Targa Resources Partners LP	$71.6	$122.4

Net income per limited partner unit - basic	$0.21	$0.79

Net income per limited partner unit - diluted	0.21	0.78

Weighted average limited partner units outstanding - basic	137.1	112.4

Weighted average limited partner units outstanding - diluted	137.5	113.0

TARGA RESOURCES PARTNERS LP

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED CASH FLOW INFORMATION

(In millions)

	Three Months Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$76.5	$131.3
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization in interest expense	3.0	3.4
Compensation on equity grants	3.8	2.6
Depreciation and amortization expense	119.6	79.5
Accretion of asset retirement obligations	1.3	1.2
Deferred income tax expense (benefit)	0.6	0.4
Equity earnings of unconsolidated affiliates	(1.7)	(2.2)
Distributions received from unconsolidated affiliates	2.1	2.2
Risk management activities	6.6	(0.3)
(Gain) loss on sale or disposal of assets	0.6	(0.8)
Changes in operating assets and liabilities	88.9	99.1

Net cash provided by operating activities	301.3	316.4

CASH FLOWS FROM INVESTING ACTIVITIES
Outlays for property, plant and equipment	(187.6)	(197.7)
Business acquisition, net of cash acquired	(852.3)	—
Return of capital from unconsolidated affiliate	0.6	2.2
Other, net	(0.6)	1.8

Net cash used in investing activities	(1,039.9)	(193.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings under credit facility	975.0	460.0
Repayments of credit facility	(135.0)	(500.0)
Proceeds from issuance of senior notes	1,100.0	—
Proceeds from accounts receivable securitization facility	253.4	29.5
Repayments of accounts receivable securitization facility	(238.3)	(75.7)
Redemption of Atlas senior notes	(1,157.6)	—
Costs paid in connection with debt and equity financing arrangements	(12.2)	(1.2)
Proceeds from equity offerings and general partner contributions	28.2	109.4
Repurchase of common units under compensation plans	(0.6)	—
Distributions	(137.4)	(115.8)
Contributions received from General Partner	53.6	2.4
Contributions from noncontrolling interests	3.4	—
Distributions to noncontrolling interests	(2.7)	(7.4)

Net cash provided by (used in) financing activities	729.8	(98.8)

Net change in cash and cash equivalents	(8.8)	23.9
Cash and cash equivalents, beginning of period	72.3	57.5

Cash and cash equivalents, end of period	$63.5	$81.4

TARGA RESOURCES CORP.

FINANCIAL SUMMARY (unaudited)

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share amounts)

	Three Months Ended March 31,
	2015	2014
REVENUES	$1,679.7	$2,294.7
Product purchases	1,268.3	1,915.1
Operating expenses	111.4	104.3
Depreciation and amortization expenses	119.6	79.6
General and administrative expenses	42.6	38.0
Other operating income	0.5	(0.7)

Total costs and expenses	1,542.4	2,136.3

INCOME FROM OPERATIONS	137.3	158.4
Other income (expense):
Interest expense, net	(55.0)	(33.9)
Equity earnings	1.7	4.9
Gain (loss) on debt redemption and amendments	(9.0)	—
Other	(25.2)	—

Income before income taxes	49.8	129.4
Income tax (expense) benefit	(15.2)	(22.5)

NET INCOME	34.6	106.9
Less: Net income attributable to noncontrolling interests	31.4	87.3

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$3.2	$19.6

Net income available per common share - basic	$0.07	$0.47

Net income available per common share - diluted	$0.07	$0.47

Weighted average shares outstanding - basic	45.8	42.0

Weighted average shares outstanding - diluted	45.9	42.1